Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Global Asset Management Trust of our report dated February 20, 2026, relating to the financial statements and financial highlights of Franklin U.S. Small Cap Equity Fund, BrandywineGLOBAL – Flexible Bond Fund, and BrandywineGLOBAL – Global Opportunities Bond Fund, which appear in Legg Mason Global Asset Management Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 20, 2026